PACE

MASTERWORKS GALLERY, LLC
as agent for Masterworks Cayman,
SPC, acting on behalf of its Gallery
Segregated Portfolio
225 Liberty Street, 29th Floor
New York, New York, 10281

The Pace Gallery LLC
2023-05-26
PFNY07708
PROFORMA INVOICE
SR

Rashid Johnson
Bruise Painting “Nina’s Blues”, 2023
Oil on linen
48" × 36" × 1-11/16" (121.9 cm × 91.4 cm × 4.3 cm)
49-1/8" × 37-5/8" (124.8 cm × 95.6 cm), framed
PAINTING
No.86589



Sold for Price	USD	750,000.00
Non Resident - 0.000%		
Total Due	**USD**	**750,000.00**

Ship to:
MASTERWORKS GALLERY, LLC
Delaware Freeport
111 Alan Drive
Newark, Delaware, 19711

Terms: USD 750,000.00 due by 2023-06-09
Payment by wire transfer to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, ABA #[***], SWIFT Code [***], Account #[***] for credit to The Pace Gallery LLC.
INVOICE NUMBER AND INVOICE DATE SHOULD ACCOMPANY TRANSFER
Purchaser is responsible for insurance upon receipt of work of art.
Pace is responsible for all shipping, crating, packing, selection of carrier (and storage of the work of art if required); legal possession of the work shall be transferred at the purchaser's address above. Purchaser shall reimburse Pace for all such costs and expenses.

Title to works of art shall not be transferred until payment is completed.

MASTERWORKS GALLERY, LLC
as agent for Masterworks Cayman,
SPC, acting on behalf of its Gallery
Segregated Portfolio
225 Liberty Street, 29th Floor
New York, New York, 10281

The Pace Gallery LLC
2023-05-26
PFNY07708
PROFORMA INVOICE
SR